Global News   Public Affairs

                                                     Ford Motor Company
                                                     The American Road
                                                     Room 904
                                                     Dearborn, Michigan 48121

                                                     Telephone: (313)322-9600
                                                     Fax: (313)845-0570
                                                          (313)337-1764

NEWS        IMMEDIATE RELEASE


Contact:   Media Inquiries:        Broadcast Media:     Stockholder Inquiries:
           Christian Vinyard       Roseanne Cerra       (313) 845-8540
           (313) 322-9600          (313) 322-9600


                  Ford Earns $1.903 Billion in Second Quarter

     DEARBORN, Mich., July 17 -- Improving results from automotive operations, combined with another record profit from financial services, contributed to a solid operating performance for Ford Motor Company in the second quarter.

     Ford earned $1.903 billion in the second quarter, including a one-time net gain of $213 million, compared with $1.572 billion earned in the second quarter a year ago. Net income from automotive operations was $1.108 billion, and financial services posted net income of $795 million. On a fully diluted basis, earnings per share of common and Class B stock were $1.56 in the second quarter, including the one-time net gain of 18 cents a share announced on July 11. Earnings per share in the second quarter of 1995 were $1.30.

     "We're on track," said Chairman and Chief Executive Officer Alex Trotman. "We're delivering what we said we would. With the concurrent high-volume launches in Europe and North America mostly behind us, and savings coming from improved efficiencies and cost reductions, a strong second half should lie ahead, assuming industry volumes remain in line with expectations," Trotman said.

     Trotman also noted the success of new products. "Customer demand for the new F-Series is red hot. In a few weeks, two more plants will be coming on stream. Taurus and Sable production has been running at maximum overtime on two shifts at both plants, and Fiesta's reception has been tremendous," he said.

     Early reaction to the new Escort and Tracer, with dealer orders of about three months worth of production, also has been enthusiastic. Job One occurs next week for the new Expedition and F-250.

     "With these new vehicles, along with those recently introduced," Trotman said, "we're well positioned for the rest of the year and will have the strongest product line-up in our history."

     For 1996, Ford continues to see U.S. industry sales at about 15.5 million vehicles.

LOOKING AHEAD

     The focus at Ford remains on building value for both customers and shareholders by improving automotive margins and profitability while launching top-quality, high-value products around the world.

     "We still have a lot to do," Trotman said. "Automotive profitability is improving but is not where we want it to be. Substantial progress has been achieved this year, and we fully expect more efficiencies will be realized throughout our business in the coming quarters," he said.

AUTOMOTIVE OPERATIONS EARN $1.108 BILLION

     Net income from worldwide automotive operations was $1.108 billion in the second quarter, up $8 million from the second quarter of 1995.

     U.S. automotive operations earned $697 million, up $34 million from a year ago, despite a small decline in unit sales. While launch costs continued, overall profitability rose due to an ongoing focus on higher margin business and improved cost efficiencies.

     In total, automotive operations outside the U.S. earned $411 million, down $26 million from a year ago. Lower results in Europe and Brazil were offset partially by improvements in most other markets.

     In the U.S., Ford set its 41st monthly truck sales record in the past 42 months. During the first six months of 1996, U.S. truck volume reflected 55 percent of Ford's product mix. Cumulative sales for the Ford F-Series were up 18 percent during the first six months over 1995. The Ford Explorer continues to dominate its segment and set a record for the first half. Ford Taurus remains the best-selling car in America, and in the first half, the Ford Contour and Mercury Mystique set a sales record.

BALANCE SHEET STRENGTHENS; FINANCIAL SERVICES POSTS RECORD

     Ford took a number of actions in the second quarter to improve shareholder value and strengthen the balance sheet. Among them were the initial public offering of part of The Associates, a write-down of loans and preferred shares related to Budget Rent a Car Corporation, and the sale of USL Capital's business units.

     On July 11, Ford announced that second-quarter results would reflect a one-time after-tax net gain of $213 million, including a gain of $650 million from the initial public offering of 19.3 percent of The Associates common stock and a charge of $437 million for the write-down of Ford's investment in preferred stock and debt of Budget Rent a Car. Ford intends to acquire the common stock of Budget, giving it control of the company.

     Agreements also were reached to sell USL Capital's Rail Services and Fleet Services businesses as well as a major portion of the Municipal and Corporate Financing assets. Discussions continue on USL Capital's other businesses. These transactions and the sale of the other businesses are expected to close in the second half.

     In the second quarter, the Financial Services Group earned a record $795 million, compared with a $472 million profit in the second quarter of 1995. Without the one-time net gain, the group's operating profits were a record $582 million.

     Ford Credit earned $332 million, compared with $341 million in last year's second quarter. USL Capital had record profits of $41 million, compared with $30 million in the second quarter last year. On July 16, The Associates reported record earnings of $200 million in the second quarter; as the majority shareholder, Ford's share was $177 million. In 1995's second quarter, The Associates earned $162 million.


                                   # # #

SUMMARY OF SECOND-QUARTER 1996 COMPARED WITH 1995

Overview
- --------

- -   Total earnings were $1.903 billion, compared with $1.572 billion in the second quarter of 1995. Without the one-time gain of $213 million, or 18 cents a share, total earnings were $1.69 billion.

- -   Fully diluted earnings were $1.56 per share, compared with $1.30 per share.

- -   Worldwide sales and revenues were $37.9 billion, compared with $36.4 billion.

- -   Stockholders' equity was $25.8 billion, compared with $25.2 billion.

Automotive
- ----------

- -   Net income from worldwide automotive operations was $1.108 billion, compared with $1.100 billion.  Return on automotive sales was 3.7 percent.

- -   Net income from U.S. automotive operations was $697 million, compared with $663 million.

- -   Net income from automotive operations outside the U.S. was $411 million, compared with $437 million. In Europe, Ford earned $196 million, down $123 million from last year.

- -   Worldwide vehicle unit sales were 1,810,000, compared with 1,811,000 units.

- -   Combined car and truck share in the U.S. was 24.8 percent, compared with 26.2 percent.

- -   Combined car and truck share in Europe was 12.0 percent, compared with 12.2 percent.

Financial Services Group
- ------------------------

- -   Financial Services Group earned a record $795 million, including a one-
    time net gain of $213 million related to the initial public offering of
    19.3 percent of The Associates and a write-down of debt and preferred shares relating to Budget Rent a Car Corporation. Second-quarter results for 1995 were $472 million. Without the one-time gain, earnings were a record $582 million.

- -   Ford Credit earned $332 million, compared with $341 million.

- -   The Associates earned a record $200 million, compared with $162 million.

- -   USL Capital earned a record $41 million, compared with $30 million.

Automotive Balance Sheet
- ------------------------

- -   Net cash was $8.4 billion, compared with $7.1 billion.

- -   Cash and marketable securities were $15.2 billion, compared with $14 billion.

- -   Debt was $6.8 billion, compared with $6.9 billion.

- -   Capital spending was $1.8 billion, about equal to a year ago.

                                   Ford Motor Company and Subsidiaries

                                               HIGHLIGHTS
                                               ----------



                                                  Second Quarter                  First Half
                                             -----------------------       -----------------------
                                               1996           1995           1996           1995
                                             --------       --------       --------       --------
                                                   (unaudited)                   (unaudited)
Worldwide vehicle unit sales of
 cars and trucks (in thousands)
- - United States                                1,067          1,082           2,007          2,169
- - Outside United States                          743            729           1,441          1,412
                                               -----          -----           -----          -----
   Total                                       1,810          1,811           3,448          3,581
                                               =====          =====           =====          =====

Sales and revenues (in millions)
- - Automotive                                 $30,726        $29,861         $60,059        $58,462
- - Financial Services                           7,211          6,528          14,139         12,710
                                             -------        -------         -------        -------
   Total                                     $37,937        $36,389         $74,198        $71,172
                                             =======        =======         =======        =======

Net income (in millions)
- - Automotive                                 $ 1,108        $ 1,100         $ 1,250        $ 2,241
- - Financial Services                             795            472           1,306            881
                                             -------        -------         -------        -------
   Total                                     $ 1,903        $ 1,572         $ 2,556        $ 3,122
                                             =======        =======         =======        =======

Capital expenditures (in millions)
- - Automotive                                 $ 1,779        $ 1,819         $ 3,568        $ 3,950
- - Financial Services                              87             80             200            147
                                             -------        -------         -------        -------
   Total                                     $ 1,866        $ 1,899         $ 3,768        $ 4,097
                                             =======        =======         =======        =======

Stockholders' equity at June 30
- - Total (in millions)                        $25,840        $25,240         $25,840        $25,240
- - After-tax return on Common and
   Class B stockholders' equity                 30.9%          28.3%           21.0%          29.5%

Automotive cash and marketable
 securities at June 30 (in millions)         $15,240        $14,011         $15,240        $14,011

Automotive debt at June 30
 (in millions)                               $ 6,828        $ 6,866         $ 6,828        $ 6,866

Automotive after-tax return on sales             3.7%           3.7%            2.1%           3.9%

Shares of Common and Class B Stock
 (in millions)
- - Average number outstanding                   1,178          1,040           1,173          1,033
- - Number outstanding at June 30                1,182          1,074           1,182          1,074

AMOUNTS PER SHARE OF COMMON AND
 CLASS B STOCK AFTER PREFERRED
 STOCK DIVIDENDS

Income                                       $  1.60        $  1.45         $  2.15        $  2.89

Income assuming full dilution
- - Automotive                                 $  0.91        $  0.90         $  1.02        $  1.85
- - Financial Services                            0.65           0.40            1.08           0.74
                                             -------        -------         -------        -------
   Total                                     $  1.56        $  1.30         $  2.10        $  2.59
                                             =======        =======         =======        =======

Cash dividends                               $  0.35        $  0.31         $  0.70        $  0.57


                                               Ford Motor Company and Subsidiaries

                                                          VEHICLE UNIT SALES
                                                          ------------------

                                         For the Periods Ended June 30, 1996 and 1995
                                                          (in thousands)



                                                           Second Quarter                        First Half
                                                   -----------------------------        ----------------------------
                                                      1996               1995              1996               1995
                                                   ----------         ----------        ----------          --------
                                                            (unaudited)                          (unaudited)
North America
United States
 Cars                                                   463                447               841               956
 Trucks                                                 604                635             1,166             1,213
                                                      -----              -----             -----             -----
  Total United States                                 1,067              1,082             2,007             2,169

Canada                                                   72                 67               122               132
Mexico                                                   14                  7                26                18
                                                      -----              -----             -----             -----

  Total North America                                 1,153              1,156             2,155             2,319

Europe
Britain                                                 158                162               276               266
Germany                                                 128                114               246               232
France                                                   54                 40               105                84
Italy                                                    43                 56                99               108
Spain                                                    39                 48                87                96
Other countries                                          85                 77               169                          154
                                                      -----              -----             -----             -----

  Total Europe                                          507                497               982               940

Other international
Brazil                                                   46                 46                93               108
Australia                                                35                 35                67                66
Taiwan                                                   21                 35                52                63
Japan                                                    12                 14                28                30
Argentina                                                15                 11                31                21
Other countries                                          21                 17                40                34
                                                      -----              -----             -----             -----

  Total other international                             150                158               311               322
                                                      -----              -----             -----             -----


Total worldwide vehicle unit sales                    1,810              1,811             3,448             3,581
                                                      =====              =====             =====             =====



Vehicle unit sales are reported worldwide on a "where sold" basis and include sales of all Ford-badged units, as well as units manufactured by Ford and sold to other manufacturers.


                                                                    Ford Motor Company and Subsidiaries

                                                                     CONSOLIDATED STATEMENT OF INCOME
                                                                     --------------------------------

                                                               For the Periods Ended June 30, 1996 and 1995
                                                                              (in millions)

                                                           Second Quarter                           First Half
                                                      -------------------------            --------------------------
                                                        1996             1995                1996              1995
                                                      --------          -------            --------          --------
                                                             (unaudited)                           (unaudited)
AUTOMOTIVE
Sales                                                 $30,726           $29,861            $60,059           $58,462

Costs and expenses (Note 2)
Costs of sales                                         27,469            26,452             55,015            51,883
Selling, administrative and other expenses              1,633             1,635              3,105             3,023
                                                      -------           -------            -------           -------
  Total costs and expenses                             29,102            28,087             58,120            54,906

Operating income                                        1,624             1,774              1,939             3,556

Interest income                                           217               216                401               423
Interest expense                                          210               174                382               340
                                                      -------           -------            -------           -------
  Net interest income                                       7                42                 19                83
Equity in net income of affiliated companies               77                19                 25                39
Net expense from transactions with
 Financial Services                                       (17)              (36)               (37)              (59)
                                                      -------           -------            -------           -------

Income before income taxes - Automotive                 1,691             1,799              1,946             3,619

FINANCIAL SERVICES
Revenues                                                7,211             6,528             14,139            12,710

Costs and expenses
Interest expense                                        2,439             2,344              4,860             4,511
Depreciation                                            1,675             1,600              3,366             3,121
Operating and other expenses                            1,507             1,292              2,935             2,628
Provision for credit and insurance losses                 610               443              1,186               865
Write-down of investment in
 Budget Rent a Car Corporation (Note 3)                   700                 -                700                 -
                                                      -------           -------            -------           -------
  Total costs and expenses                              6,931             5,679             13,047            11,125
Net revenue from transactions with Automotive              17                36                 37                59
Gain on sale of The Associates'
 common stock (Note 4)                                    650                 -                650                 -
                                                      -------           -------            -------           -------

Income before income taxes - Financial Services           947               885              1,779             1,644
                                                      -------           -------            -------           -------

TOTAL COMPANY
Income before income taxes                              2,638             2,684              3,725             5,263

Provision for income taxes                                694             1,053              1,107             2,041
                                                      -------           -------            -------           -------

Income before minority interests                        1,944             1,631              2,618             3,222

Minority interests in net income of subsidiaries           41                59                 62               100
                                                      -------           -------            -------           -------

Net income                                            $ 1,903           $ 1,572            $ 2,556           $ 3,122
                                                      =======           =======            =======           =======

Income attributable to Common and Class B Stock
 after preferred stock dividends                      $ 1,887           $ 1,503            $ 2,521           $ 2,981

Average number of shares of Common and Class B
 Stock outstanding                                      1,178             1,040              1,173             1,033

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK

Income                                                $  1.60           $  1.45            $  2.15           $  2.89

Income assuming full dilution                         $  1.56           $  1.30            $  2.10           $  2.59

Cash dividends                                        $  0.35           $  0.31            $  0.70           $  0.57



The accompanying notes are part of the financial statements.

                                                                 Ford Motor Company and Subsidiaries

                                                                  CONSOLIDATED BALANCE SHEET
                                                                  --------------------------
                                                                         (in millions)

                                                                                    June 30,             December 31,
                                                                                      1996                   1995
                                                                                  ------------           ------------

ASSETS                                                                            (unaudited)
Automotive
Cash and cash equivalents                                                             $  6,499               $  5,750
Marketable securities                                                                    8,741                  6,656
                                                                                      --------               --------
   Total cash and marketable securities                                                 15,240                 12,406

Receivables                                                                              3,104                  3,321
Inventories (Note 5)                                                                     6,908                  7,162
Deferred income taxes                                                                    3,091                  2,709
Other current assets                                                                     3,164                  1,483
Net current receivable from Financial Services                                             455                    200
                                                                                      --------               --------
   Total current assets                                                                 31,962                 27,281

Equity in net assets of affiliated companies                                             2,542                  2,248
Net property                                                                            31,768                 31,273
Deferred income taxes                                                                    4,590                  4,802
Other assets                                                                             7,004                  7,168
                                                                                      --------               --------
   Total Automotive assets                                                              77,866                 72,772

Financial Services
Cash and cash equivalents                                                                2,654                  2,690
Investments in securities                                                                3,602                  4,553
Net receivables and lease investments                                                  162,490                149,694
Other assets                                                                            13,954                 13,574
                                                                                      --------               --------
   Total Financial Services assets                                                     182,700                170,511
                                                                                      --------               --------

   Total assets                                                                       $260,566               $243,283
                                                                                      ========               ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive
Trade payables                                                                        $ 12,241               $ 11,260
Other payables                                                                           1,867                  1,976
Accrued liabilities                                                                     16,687                 13,392
Income taxes payable                                                                       608                    316
Debt payable within one year                                                             1,913                  1,832
                                                                                      --------               --------
   Total current liabilities                                                            33,316                 28,776

Long-term debt                                                                           4,915                  5,475
Other liabilities                                                                       26,676                 25,677
Deferred income taxes                                                                    1,078                  1,186
                                                                                      --------               --------
   Total Automotive liabilities                                                         65,985                 61,114

Financial Services
Payables                                                                                 3,716                  5,476
Debt                                                                                   151,866                141,317
Deferred income taxes                                                                    4,283                  3,831
Other liabilities and deferred income                                                    7,740                  6,116
Net payable to Automotive                                                                  455                    200
                                                                                      --------               --------
   Total Financial Services liabilities                                                168,060                156,940

Company-obligated mandatorily redeemable preferred securities of a subsidiary trust holding solely junior subordinated debentures
 of the Company (Note 6)                                                                   681                    682

Stockholders' equity
Capital stock
 Preferred Stock, par value $1.00 per share (aggregate
  liquidation preference of $770 million and $1,042 million)                                 *                      *
 Common Stock, par value $1.00 per share (1,112 and 1,089 million shares issued)         1,112                  1,089
 Class B Stock, par value $1.00 per share (71 million shares issued)                        71                     71
Capital in excess of par value of stock                                                  5,198                  5,105
Foreign currency translation adjustments and other                                          72                    594
Earnings retained for use in business                                                   19,387                 17,688
                                                                                      --------               --------
   Total stockholders' equity                                                           25,840                 24,547
                                                                                      --------               --------

   Total liabilities and stockholders' equity                                         $260,566               $243,283
                                                                                      ========               ========

- - - - - -
*Less than $1 million

The accompanying notes are part of the financial statements.

                                              Ford Motor Company and Subsidiaries

                                        CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                        ----------------------------------------------

                                         For the Periods Ended June 30, 1996 and 1995
                                                         (in million)

                                                                                First Half 1996            First Half 1995
                                                                             ----------------------     -----------------------
                                                                                          Financial                   Financial
                                                                             Automotive   Services      Automotive    Services
                                                                             ----------   ---------     ----------    ---------
                                                                                  (unaudited)                  (unaudited)

Cash and cash equivalents at January 1                                         $ 5,750     $  2,690       $ 4,481      $  1,739

Cash flows from operating activities before securities trading                   8,497        6,236         6,058         6,373
Net (purchases)/sales of trading securities                                     (2,085)        (242)        1,980           285
                                                                               -------     --------       -------      --------
   Net cash flows from operating activities                                      6,412        5,994         8,038         6,658

Cash flows from investing activities
 Capital expenditures                                                           (3,568)        (200)       (3,950)         (147)
 Acquisitions of receivables and lease investments                                   -      (57,024)            -       (51,051)
 Collections of receivables and lease investments                                    -       39,628             -        35,105
 Net acquisitions of daily rental vehicles                                           -       (1,946)            -        (1,824)
 Purchases of securities                                                            (6)      (4,757)          (41)       (3,533)
 Sales and maturities of securities                                                  7        4,327            33         2,713
 Proceeds from sales of receivables and lease investments                            -        2,764             -           634
 Net investing activity with Financial Services                                      9            -          (839)            -
 Other                                                                            (557)          96           179          (109)
                                                                               -------     --------       -------      --------
   Net cash used in investing activities                                        (4,115)     (17,112)       (4,618)      (18,212)

Cash flows from financing activities
 Cash dividends                                                                   (857)           -          (729)            -
 Issuance of Common Stock                                                          116            -           218             -
 Issuance of Common Stock of a subsidiary (Note 4)                                   -        1,897             -             -
 Changes in short-term debt                                                        176        4,890           696         4,207
 Proceeds from issuance of other debt                                                0       11,239             0        12,301
 Principal payments on other debt                                                 (651)      (7,051)         (207)       (5,531)
 Net financing activity with Automotive                                              -           (9)            -           839
 Other                                                                             (13)          29             6           365
                                                                               -------     --------       -------      --------
   Net cash (used in)/provided by financing activities                          (1,229)      10,995           (16)       12,181

Effect of exchange rate changes on cash                                            (64)        (168)          166           209
Net transactions with Automotive/Financial Services                               (255)         255           330          (330)
                                                                               -------     --------       -------      --------

   Net increase/(decrease) in cash and cash equivalents                            749          (36)        3,900           506
                                                                               -------     --------       -------      --------

Cash and cash equivalents at June 30                                           $ 6,499     $  2,654       $ 8,381      $  2,245
                                                                               =======     ========       =======      ========


The accompanying notes are part of the financial statements.

                        Ford Motor Company and Subsidiaries

                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

                                   (unaudited)


1. Financial Statements - The financial data presented herein are unaudited, but in the opinion of management reflect those adjustments necessary for a fair presentation of such information. Results for interim periods should not be considered indicative of results for a full year.
    Reference should be made to the financial statements contained in the registrant's Annual Report on Form 10-K (the "10-K Report") for the year ended December 31, 1995. For purposes hereof, "Ford" or the "Company" means Ford Motor Company and its majority owned subsidiaries unless the context requires otherwise. Certain amounts for prior periods have been reclassified.

2.  Selected Automotive costs and expenses are summarized as follows
    (in millions):

                              Second Quarter                First Half
                          -----------------------     -----------------------
                           1996             1995       1996             1995
                          ------           ------     ------           ------

      Depreciation         $643             $605      $1,279           $1,194
      Amortization          686              629       1,450            1,341


3. Write-down of Investment in Budget Rent a Car Corporation - The Company recorded a pre-tax charge in the second quarter of 1996 totaling $700 million ($437 million after taxes) to recognize the estimated value of its outstanding notes receivable from, and preferred stock investment in, Budget Rent a Car Corporation ("BRAC"). The write-down resulted from conclusions reached in a recent study of Ford's rental car business strategy. In accordance with SFAS 114, the notes receivable write-down reflected primarily the unsecured portion of vehicle financing provided to BRAC by Ford. The preferred stock write-down reflected recognition of the fair value of Ford's investment. Subject to governmental review, the Company also intends to acquire all of the outstanding common stock of BRAC at a future date.


4. Sale of The Associates' Common Stock - During May 1996, The Associates completed an initial public offering (the "IPO") of its common stock representing a 19.3% economic interest in The Associates. The Company recorded in the second quarter of 1996 a non-operating gain of $650 million resulting from the IPO, to recognize the excess of the net proceeds from the IPO over the proportionate share of the Company's investment in The Associates. The gain was not subject to income taxes.


5.    Automotive inventories are summarized as follows (in millions):

                                                   June 30,     December 31,
                                                    1996            1995
                                                  ---------     ------------

      Raw materials, work in process and supplies    $3,355          $3,717
      Finished products                               3,553           3,445
                                                     ------          ------
         Total inventories                           $6,908          $7,162
                                                     ======          ======

      U.S. inventories                               $2,338          $2,662


6. Company-Obligated Mandatorily Redeemable Preferred Securities of a Subsidiary Trust - The sole asset of Ford Motor Company Capital Trust I (the "Trust") that is the obligor on the Preferred Securities of such Trust is $632 million principal amount of 9% Junior Subordinated Debentures due 2025 of Ford Motor Company.